Exhibit 99.1

For Immediate Release

Wolfe Axelrod Weinberger Associates, LLC
Stephen D. Axelrod, CFA / Adam Lowensteiner
(212) 370-4500, (212) 370-4505 fax steve@wolfeaxelrod.com, adam@wolfeaxelrod.com

IMPERIAL PETROLEUM, INC. ANNOUNCES SALE OF COQUILLE BAY FIELD PROPERTIES

-Sale Results in Cost Savings of $60,000 per Month and Release of $1.4 Million Bond

MIDDLETOWN, Ind. – February 16, 2012 – Imperial Petroleum, Inc. (OTC QX: IPMN), a leading biodiesel and diversified alternative energy company, today announced that it has finalized the sale of its share of the ownership of the Coquille Bay Field located in Plaquemines Parish, Louisiana.

Mr. Tim Jones, Acting CEO of Imperial Petroleum, stated, “The Coquille Bay field has the potential to generate a meaningful amount of oil and gas but the costs of repairing it after the damage that was caused by Hurricane Katrina and the ongoing costs of operating it, made it a burden that made little sense for a company that was concentrating its efforts on biofuels.”

“Consequently, after an extensive period of discussions with the other owners we have reached a binding agreement that relieves Imperial Petroleum of the considerable monthly cost of approximately $60,000 and enables us to cancel the $1.4 million bond that we were required to carry,” stated Mr. Jones.

“Eliminating this issue will enable us to refocus on the growth potential of biofuels and bring added value to our shareholders,” concluded Mr. Jones.

About Imperial Petroleum

Imperial is an energy company headquartered in Middletown, Indiana. The Company is engaged in two principal areas of energy production: (i) biodiesel and biofuels production and (ii) non-traditional oil production of heavy oil from mineable tar sands.

Forward Looking Statement

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

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